MANAGEMENT AGREEMENT

                             BETWEEN

          ALEXANDER INSURANCE MANAGERS (BARBADOS) LTD.

                               AND

               MIC LIFE REINSURANCE COMPANY, LTD.



                  MANAGEMENT AGREEMENT BETWEEN
          ALEXANDER INSURANCE MANAGERS (BARBADOS) LTD.
                               AND
               MIC LIFE REINSURANCE COMPANY, LTD.


          THIS AGREEMENT (hereinafter referred to as the "Agreement") by and between ALEXANDER INSURANCE MANAGERS (BARBADOS) LTD (hereinafter referred to as "AIM"), a Barbados corporation having its principal office in St. Michael, Barbados and MIC LIFE REINSURANCE COMPANY, LIMITED (hereinafter referred to as the "Company"), a Barbados corporation having its principal office in St. Michael, Barbados.

                           WITNESSETH

          WHEREAS, AIM is a corporation engaged in providing certain management and administrative services to insurance and reinsurance companies; and

          WHEREAS, the Company plans to secure a license to engage in exempt insurance business as defined under the laws of Barbados and desires to employ AIM to perform certain management and administrative services on its behalf;

          NOW, THEREFORE, in consideration of their respective promises and covenants hereinafter contained, AIM and the Company agree as follows:

          1. Obligations of AIM. Subject to such written instructions and restrictions as the Company may issue, AIM shall provide the following services in connection with the Company's business. Such services shall include, but are not limited to:

          (a) Issuance and endorsement of reinsurance contracts for which approval of the Company has been secured;

          (b) Opening and maintenance of such books of account as will provide a complete and current record which will present fairly at all times the financial position and results of operations of the Company and its shareholder accounts, as provided under the Company's Articles of Incorporation as amended from time to time, in accordance with U.S. generally accepted accounting principles applicable to the Company's business;

          (c) Not later than the thirtieth (30th) day of the month following the close of the calendar quarter, submission to the Company of a balance sheet and statement of profit and loss for the preceding quarter, prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with that of preceding periods and which present fairly the financial information they purport to reflect;

          (d) Preparation of statistical, accounting and other quarterly, or more frequent reports as may be required, and provided under the Company's Articles of Incorporation as amended from time to time, for the Company's shareholders in accordance with reporting deadlines to be mutually agreed upon by both parties;

          (e) Preparation of all statutory and other reports as may be required by the Barbados insurance and/or other regulatory authorities, including filings with the Securities and Exchange
Commission of the United States of America;

          (f) Management and investment of Company funds under AIM's control, pending transfer of available funds to such Investment Manager as the Board shall from time to time appoint;

          (g) Advising the Company quarterly as to investment results on funds under the control of AIM;

          (h) Receipt and deposit of reinsurance premiums paid, and payment of claims, under the Reinsurance Agreement;

          (i) Provision of bookkeeping, clerical, telephone, telex and other services for the Company, and advice and consult with the Company with regard to all aspects of the Company's activities;

          (j) Maintenance of an office in Barbados, sufficiently staffed and equipped, to perform its duties hereunder; and

          (k) Performance of all other activities necessary to the Company's business.

It is agreed that AIM will not provide legal or tax counsel, investment advice, secretarial services or independent auditing services under this Agreement.

It is agreed that AIM shall have no power to enter into any contract on behalf of the Company unless specifically authorized by the Company to do so.

          2.   Obligations of the Company.  The Company hereby:

          (a) Authorizes AIM to perform for and on its behalf all the duties described herein and the execution of any of the aforesaid documents or contracts entered into pursuant to the specific terms of this Agreement, and if called upon to do so, will ratify and confirm the performance of such duties;

          (b) Shall pay monthly, or at such other interval as may be agreed to by the parties, to AIM as compensation in full for all services as described in Section 1 of this Agreement, a management fee to be computed at the rate of U.S.$95 per hour for professional employees, based on a statement of time and expense charges, related to AIM's management functions for the period from the signing of this Agreement until December 31, 1992. AIM shall give the Company a monthly statement of its time and expense charges within thirty (30) days of the end of the month. Each year, commencing in 1992, the parties shall begin good faith negotiation of the next year's hourly rate by September 1. If the parties are unable to agree on this amount by December 1 of that year, it shall be established by arbitration as provided in
Section 12;

          (c) Shall, within a reasonable period of time, comply with any request for instructions or information made by AIM in order that AIM may efficiently perform its duties under this Agreement; and

          (d) Shall monthly, or at such other interval as may be agreed to by the parties, reimburse AIM against receipts, for its reasonable and necessary out-of-pocket expense incurred on behalf of, and with the prior approval of, the Company.

          3. Access to Records. The Company, or its duly authorized representative(s), may at any reasonable time inspect the records maintained on its behalf by AIM.

          4. Termination. This Agreement may be terminated by mutual consent of the parties or for cause upon thirty (30) days advance written notice. This Agreement may be terminated unilaterally by either party as of the end of the current fiscal year by giving written notice to the other party by September 1 of such year.

          (a) Termination of this Agreement shall not relieve either party of liability for performance of any obligations imposed upon said party with respect to business entered into pursuant to this Agreement, which have not been performed at the time of termination, provided that AIM shall be reimbursed in full for services rendered and expenses incurred subsequent to the effective date of termination under such terms and conditions as may be agreed upon by both parties to ensure the proper and timely completion of their obligations under this contract.

          (b) Termination of this Agreement shall be automatic and without notice upon the insolvency, receivership, bankruptcy, or liquidation of either the Company of AIM.

          5. Non-Competition. During the period that this Agreement is in effect, and for a period of one (1) year after the termination of this Agreement (unless the termination is by mutual consent, by the Company without cause, or by AIM for cause), AIM agrees not to provide management or accounting services for any other company, other than a Canadian credit life and credit disability reinsurer, to be formed by MIC Life Insurance Corporation, which, by the nature of its operations, is offering, insuring or reinsuring credit life, credit disability or related coverages on a multi-state basis in the United States of America or Canada, with respect to the sale of motor vehicles by franchised General Motors dealerships.

          6. Ownership of Books, Records, Etc. The Company retains ownership of all books, records, reports, statistics, and other materials produced by AIM in rendering services under his Agreement to the Company. In addition, the Company and AIM agree to enter into prompt negotiations in good faith for the uninterrupted use by the Company of all software applicable to the Company's operations, in the event of termination of this Agreement.

          7. Assignment. This Agreement may not be assigned in whole or in part, whether by operation of law or otherwise, by either party without the consent of the other party.

          8. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Barbados as applied to contracts executed and performed wholly within such Island.

          9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          10. Insurance. AIM shall at all times during the term of this Agreement maintain:

          (a) An errors and omissions insurance policy issued by an insurer reasonably acceptable to the Company in an amount not less than U.S.$5,000,000.00; and

          (b) A fidelity bond, issued by a company reasonably acceptable to the Company, providing coverage for all officers and other employees of AIM and its affiliates (including "money and securities" coverage) in an amount not less than U.S.$1,000,000.00.

Such amount of required insurance coverage is to be negotiated concurrently with compensation under Section 2(b) of this Agreement.

          11. Indemnification. AIM agrees to hold harmless and indemnify the Company for losses arising out of negligence or reckless conduct of its employees and affiliates' employees in performing services on behalf of the Company under this Agreement.

          12.  Miscellaneous.

          (a) It is the intention of the Company and AIM that the customs and practices of the insurance industry shall be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If the Company and AIM cannot mutually resolve any dispute that arises out of or relates to this Agreement, whether such dispute arises before or after termination of this Agreement, the disputes shall be decided through arbitration.

          (b) This Agreement and the performance of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of Barbados. The arbitrators shall consider this Agreement as an honorable engagement rather than as a mere legal obligation and they shall reach their decision from the standpoint of equity and the customs and practices of the insurance interpretation of the applicable substantive and procedural law.

          (c) In initiating arbitration, either the Company or AIM shall notify the other in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within ten (10) working days of its receipt. At that time, the party also shall assert any dispute it may have that arises out of or relates to this Agreement.

          (d) The arbitration hearing shall be before a panel of three (3) arbitrators, each of whom must be a present or former officer of a credit life, disability insurance company, other than the Company or AIM or either's affiliates. The Company and AIM shall each appoint one arbitrator by written notification to the other within twenty-five (25) days of the date of the mailing of the notification initiating the arbitration. These two (2) arbitrators shall then select the third arbitrator within fourteen (14) days after their selection. Should either the Company or AIM fail to appoint an arbitrator, or should the two
(2) arbitrators be unable to agree upon the choice of a third arbitrator, such appointment shall be left to the President for the time being, of the Barbados Bar Association. Once selected, the arbitrators are to decide all substantive and procedural issues involved by a majority of votes.

          (e) The arbitration hearing shall be held on the date fixed by the arbitrators in the city of St. Michael, Barbados, unless some other location is mutually agreed on by the parties. In no event shall this date be later than six (6) months after the appointment of the third arbitrator. The arbitrators shall establish pre-arbitration procedures as warranted by the facts and issues of the particular case. Within twenty (20) days after the end of the arbitration hearing, the arbitrators shall issue a written award, from which there shall be no appeal and which any court having jurisdiction of the subject matter and the parties may reduce to judgment.

          (f) In their award, the arbitrators shall apportion the costs of arbitration including, but not limited to, their own fees and expenses, as they deem appropriate.

          IN WITNESS WHEREOF, the parties hereunto set their hand to duplicate originals hereof this 19th day of March, 1992.

ATTEST:                            ALEXANDER INSURANCE MANAGERS
                                     (BARBADOS) LTD.


 (signature illegible)             By  s/Ronald W. Jones

                                      RONALD W. JONES
                                   Print Name


ATTEST:                            MIC LIFE REINSURANCE COMPANY,
                                     LIMITED


 (signature illegible)             By  s/Louis C. Carrio, Jr,

                                      LOUIS S. CARRIO, JR.
                                   Print Name